Exhibit 10.50

CPI INTERNATIONAL, INC.

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT (the "Agreement") is made and entered into as of the date of grant set forth on Exhibit A hereto by and between CPI International, Inc., a Delaware corporation (the "Company"), and the individual (the "Grantee") set forth on Exhibit A.

A.           The Grantee is an employee or consultant of the Company or a Subsidiary, and the Company has determined that it is appropriate, desirable and in the best interests of the Company to issue Restricted Stock Units (as defined below) to the Grantee.

B.           Accordingly, pursuant to the CPI International, Inc. 2006 Equity and Performance Incentive Plan (the "Plan"), the Company is hereby issuing to the Grantee the number of Restricted Stock Units as set forth on Exhibit A hereto, and in all respects subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference.

C.           Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Plan.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Grantee and the Company hereby agree as follows:

1. Restricted Stock Units.

1.1 Issuance of Restricted Stock Units.  In consideration of the Grantee's service as an employee or consultant of the Company or a Subsidiary, the Company is hereby issuing to the Grantee the number of Restricted Stock Units set forth on Exhibit A.  Each "Restricted Stock Unit" represents the contingent right to receive in the future one share of common stock of the Company, $.01 par value ("Common Stock"), and is subject to the conditions and restrictions on transferability set forth below and in the Plan. The Restricted Stock Units will be credited to the Grantee in an unfunded bookkeeping account established for the Grantee and will not be represented by certificates.

1.2 Restrictions on Transfer of Restricted Stock Units. The Restricted Stock Units may not be sold, assigned, transferred, conveyed, pledged, exchanged or otherwise encumbered or disposed of (each, a "Transfer") by the Grantee, except to the Company.  Any purported Transfer in violation of the provisions of this Section 1.2 shall be void AB INITIO, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Stock Units.  In addition, the Grantee may not Transfer Common Stock received upon the vesting of Restricted Stock Units unless such shares of Common Stock are registered pursuant to the Securities Act of 1933 (the "Securities Act") or are transferred under Rule 144 promulgated under the Securities Act or unless the Company and its counsel agree with the Grantee that such Transfer is not required to be registered under the Securities Act.

1.3 Vesting; Forfeiture of Restricted Stock Units.

1.3.1 Upon vesting of a Restricted Stock Unit, such Restricted Stock Unit will be converted into one share of Common Stock, and the Grantee will be issued one share of Common Stock for each such Restricted Stock Unit that has vested, which shares of Common Stock shall be free of any restrictions other than those imposed pursuant to applicable securities laws.

1.3.2 This grant of Restricted Stock Units shall be broken up into two (2) tranches (each a "Tranche") as follows:

1.3.2.1	Tranche One shall consist of one-half of the Restricted Stock Units.

1.3.2.2	Tranche Two shall consist of one-half of the Restricted Stock Units.

1.3.3 Except as provided in Section 1.3.7 or 1.3.8 below, the Restricted Stock Units shall become vested on the first date on which both the Time Vesting Condition (described below) and the Performance Condition (described below) are satisfied with respect to such Restricted Stock Units.

1.3.4 Time Vesting Condition.  The "Time Vesting Condition" shall be satisfied with respect to twenty-five percent (25%) of the Restricted Stock Units in each Tranche on the third (3rd) Trading Day (as defined below) following the Company's issuance of its press release reporting first quarter financial results in fiscal year 2010, but no later than the end of February 2010.  On the third (3rd) Trading Day following the Company's issuance of its press release reporting first quarter financial results in each subsequent fiscal year, and in no case later than the end of February of each subsequent year, the Time Vesting Condition shall be satisfied with respect to an additional 25% of the Restricted Stock Units in each Tranche, until the Time Vesting Condition has become satisfied with respect to 100% of the Restricted Stock Units in each Tranche.

1.3.5 Performance Conditions.  If the Average Stock Price (as defined below) during any Applicable Trading Period (as defined below) equals or exceeds the Price Threshold (as defined below) with respect to a Tranche, the "Performance Condition" shall be deemed to be satisfied with respect to all of the Restricted Stock Units in such Tranche on the third (3rd) Trading Day after the issuance of the Company's next press release publicly reporting quarterly or annual financial results, but no later than the end of the calendar month in which such press release would otherwise customarily occur.

1.3.6 Defined Terms.

1.3.6.1	"Applicable Trading Period" means a period of twenty consecutive Trading Days (as defined below) during the Performance Period (as defined below).

1.3.6.2
"Average Stock Price" means the average, for any Applicable Trading Period, of (i) the last reported sales price of a Share for each Trading Day in the Applicable Trading Period, as reported on the principal national securities exchange on which the Shares are listed or admitted for trading or (ii) if the Shares are not listed or admitted for trading on any national securities exchange, the average of the highest bid and lowest asked prices for a Share in the domestic over-the-counter market as reported by Pink OTC Markets, Inc., or any similar organization for each Trading Day in the Applicable Trading Period. The Average Stock Price shall be appropriately adjusted to reflect any Share Adjustment Transaction (as defined below) which impacts an Applicable Trading Period.

1.3.6.3
"Performance Period" shall mean the period beginning on the twentieth (20th) day following the Date of Grant and ending on the third (3rd) Trading Day after the issuance of the press release publicly reporting first quarter financial results for fiscal year 2019, but in no case later than the end of February 2019.

1.3.6.4
"Price Threshold" shall mean, (i) with respect to Tranche One, $13.50; and (ii) with respect to Tranche Two, $16.00. Each Price Threshold shall be appropriately adjusted to reflect any Share Adjustment Transaction during the Performance Period.

1.3.6.5
"Share Adjustment Transaction" shall mean (i) a stock dividend with respect to the Shares, (ii) the subdivision of the Shares (by stock split, reclassification or otherwise) into a larger number of shares, (iii) the combination (by reverse stock split or otherwise) of the Shares into a smaller number of shares or (iv) a transaction which has similar effect.

1.3.6.6
"Trading Day" shall mean a day on which the principal national securities exchange on which the Shares are listed or admitted to trading is open for trading, or if the Shares are not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or other day on which commercial banking institutions in New York, New York are required or authorized by law to remain closed.

1.3.7 In the event that (i) a Change of Control occurs and the Shares are converted into the right to receive cash, other securities or other property, or (ii) a Change of Control occurs and the Shares remain outstanding but are no longer publicly traded (or the Company is taken private by the Cypress Group or affiliates thereof), then the Performance Conditions shall no longer be applicable and the vesting of the Restricted Stock Units shall be subject to the Time Vesting Condition only.  In addition, if, in connection with a merger, consolidation, reorganization, recapitalization or similar transaction in which the Company is not the surviving entity, (i) all obligations under this Agreement are not fully assumed by the surviving or resulting entity, and (ii) the Company fails to adjust the cash or property receivable upon vesting of the Restricted Stock Units such that such cash or property has a fair market value equal to the Fair Market Value of the Common Stock underlying the non-vested portion of the Restricted Stock Units, then the Restricted Stock Units shall become fully vested prior to the effectiveness of such transaction.

1.3.8 Notwithstanding the foregoing, in the event of termination of the Grantee's Continuous Status as an Employee, Director or Consultant for any reason, the Restricted Stock Units shall immediately cease vesting as of the date of termination and no further vesting shall occur; provided, however, if such termination occurs as a result of either death or Disability, the Time Vesting of the Restricted Stock Units shall be partially accelerated as follows: upon the date of termination as a result of either death or Disability, the 25% of each Tranche that is next scheduled to satisfy the Time Vesting Condition will be deemed to have satisfied the Time Vesting Condition; provided, for the avoidance of doubt, termination due to death or Disability shall not affect whether or not the Performance Conditions have been satisfied.  Any Restricted Stock Units that are not vested on the date of termination shall be forfeited by the Grantee and shall be cancelled.

1.4 Tax Withholding Obligations.  If the Company shall be required to withhold any federal, provincial, state, local or foreign tax in connection with any issuance or vesting of Restricted Stock Units or the issuance of Common Stock or other securities or property pursuant to this Agreement, and the amounts available to the Company for such withholding are insufficient, then the Grantee shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof.  Provided the approval of the Committee is obtained, the Grantee may elect to satisfy all or any part of any such withholding obligation by surrendering to the Company a portion of the Common Stock issued upon the vesting of Restricted Stock Units hereunder, and the Common Stock so surrendered by the Grantee shall be credited against any such withholding obligation based on the then Fair Market Value per share of such Common Stock on the date of such surrender.

2. Rights as a Stockholder.  The Grantee will have no rights as a stockholder with regard to any Restricted Stock Unit until it vests and converts into a share of Common Stock.  However, in the event that the Company pays a cash dividend with respect to its Common Stock, the Company will pay to the Grantee a cash amount equal to the per-share cash dividend multiplied by the number of unvested Restricted Stock Units held by the Grantee, at the same time as dividends are paid on the Company's outstanding shares of Common Stock.

3. Adjustments.  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, distribution with respect to the Common Stock (other than a cash dividend) or a similar transaction or other change in corporate structure affecting the Common Stock, the Company shall make equitable and proportionate adjustments to the number of Restricted Stock Units as well as the type of securities or property to be delivered upon vesting thereof.  All such adjustments and substitutions shall be made by the Committee in its sole discretion.

4. General.

4.1 Governing Law.  This Agreement shall be governed by and construed under the laws of the state of Delaware applicable to agreements made and to be performed entirely in Delaware, without regard to the conflicts of law provisions of Delaware or any other jurisdiction.

4.2 Notices.  Any notice required or permitted under this Agreement shall be given in writing by overnight courier or by postage prepaid, United States registered or certified mail, return receipt requested, to the address set forth below or to such other address for a party as that party may designate by ten (10) days advance written notice to the other parties.  Notice shall be effective upon the earlier of receipt or three (3) days after the date on which such notice is deposited in the mails or with the overnight courier.

If to the Company:	CPI International, Inc.

811 Hansen Way

Palo Alto, California 94303-1110

Attention: Chief Financial Officer

If to the Grantee, at the address set forth on Exhibit A.

4.3 Community Property.                                                       Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his or her spouse with respect to the Restricted Stock Units, and the parties hereto shall act in all matters as if the Grantee was the sole owner of the Restricted Stock Units.  This appointment is coupled with an interest and is irrevocable.

4.4 Modifications.  This Agreement may be amended, altered or modified only by a writing signed by each of the parties hereto.

4.5 Additional Documents.  Each party agrees to execute any and all further documents and writings, and to perform such other actions, which may be or become reasonably necessary or expedient to be made effective and carry out this Agreement.

4.6 No Third-Party Benefits.  Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

4.7 Successors and Assigns.  Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

4.8 No Assignment.  Except as otherwise provided in this Agreement, the Grantee may not assign any of his, her or its rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion.  The Company shall be permitted to assign its rights or obligations under this Agreement, but no such assignment shall release the Company of any obligations pursuant to this Agreement.

4.9 Severability.  The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

4.10 Equitable Relief.  The Grantee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage.  Accordingly, the Grantee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

4.11 Arbitration.

4.11.1  General.  Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Section 4.11 and the then most applicable rules of the American Arbitration Association.  Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.  Such arbitration shall be administered by the American Arbitration Association.  Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature.  Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.  Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of Palo Alto, California.

4.11.2  Selection of Arbitrator.  In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators (which shall be retired judges or corporate or litigation attorneys experienced in executive compensation and stock options) provided by the office of the American Arbitration Association having jurisdiction over Palo Alto, California.  If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot.  After each party has used four (4) strikes, the remaining name on the list shall be the arbitrator.  If such person is unable to serve for any reason, then the parties shall repeat this process until an arbitrator is selected.

4.11.3  Applicability of Arbitration; Remedial Authority.  This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law.  In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.  The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute.  The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation.  In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

4.11.4  Fees and Costs.  Any filing or administrative fees shall be borne initially by the party requesting arbitration.  The Company shall be responsible for the costs and fees of the arbitration, unless the Grantee wishes to contribute (up to 50%) of the costs and fees of the arbitration.  Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party's costs (including but not limited to the arbitrator's compensation), expenses, and attorneys' fees.

4.11.5  Award Final and Binding.  The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties.  If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

4.12 Headings.  The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

4.13 Number and Gender.  Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (e) periods of days, weeks or months mean calendar days, weeks or months.

4.14 Counterparts.                                This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.15 Complete Agreement.  This Agreement and the Plan constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

CPI INTERNATIONAL, INC.

By:___________________________________

Its:___________________________________

GRANTEE

______________________________________
Name:

EXHIBIT A

DETAILS OF PERFORMANCE RESTRICTED STOCK UNIT AWARD GRANT

Grantee Name:
Date of Grant:	December 5, 2008
Number of Restricted Stock Units:

Grantee Address:                                           ____________________________________________

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